Exhibit 99.2

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY SUBSIDIARIES SIGN AGREEMENT TO SELL

TEXAS INDEPENDENT ENERGY INTERESTS

Tampa, July 27, 2004 – TECO Energy, Inc. (NYSE: TE) announced that its subsidiaries have signed an agreement to sell their 50-percent interest in the Texas Independent Energy (TIE) partnership for nominal consideration to an affiliate of Public Service Enterprise Group (PSEG), whose affiliate owns the remaining interests. The PSEG affiliate will continue to manage the TIE assets. TIE owns two 1,000-megawatt gas-fired, combined-cycle power stations in Texas: Odessa and Guadelupe. The sale is expected to close within 30 days, subject to certain regulatory approvals.

Executive Vice President and CFO Gordon Gillette said, “This agreement is yet another completed step in TECO Energy’s reduction of its exposure to the merchant power markets. It eliminates the ongoing earnings drag from these projects, and eliminates the requirement to make an immediate incremental $10 million investment and an additional $6 million next year to maintain our current interest in the project. In addition, the disposition of our investment is expected to generate $53 million of tax benefits, which will be used to reduce future cash tax payments.”

TECO Energy’s second quarter results will include the write off of its equity investment in the projects, which will result in an after-tax charge of approximately $99 million. Results for the second quarter will also include charges associated with the refinancing of the San Jose Power Station in Guatemala, and the continued reduction in TECO Energy’s investments in smaller, non-core unregulated businesses in Florida.

TECO Energy, Inc. is a diversified energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric Company, Peoples Gas System, Inc., TECO Wholesale Generation, Inc. including TWG merchant, Inc. and TWG Non-merchant, Inc., TECO Transport Corporation and TECO Coal Corporation.

Additional information related to the company and its operations is available at TECO Energy’s web site at www.teconergy.com.

Note: This press release contains forward-looking statements relating to the company’s expected accounting charges and tax benefits, which are dependent upon the level of taxable income in the future. Some of the factors affecting taxable income and others are

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discussed more fully under “Investment Considerations” in the company’s Annual Report on Form 10-K for the period ended December 31, 2003.

Contact:	News Media: Laura Plumb - (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com